Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Relations:	Jim Hughes
March 25, 2015		781.751.5404
		Jim.Hughes@citizensbank.com

	Investor Relations:	Ellen A. Taylor
		203.897.4240
		Ellen.Taylor@citizensbank.com

Citizens Financial Group Names Donald H. McCree Vice Chairman and Head of Commercial Banking

31-year JPMorgan Chase veteran to head Citizens Commercial Banking effective Sept. 1, 2015

Providence, R.I. – Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Donald H. McCree as Vice Chairman and Head of Commercial Banking. He will serve on the company’s Executive Committee and report to Chairman and CEO Bruce Van Saun. McCree will join Citizens effective Sept. 1, 2015.

McCree comes to Citizens having served in a number of senior leadership positions over the course of 31 years at JPMorgan Chase & Co. and its predecessor companies. He has extensive experience in commercial banking gained through positions at JPMorgan including Head of Corporate Banking and CEO of Global Treasury Services, Head of Global Credit Markets, North American Co-Head of Fixed Income, European Co-Head of Investment Banking and Head of European and Asian Syndicated Finance. He also served as Head of Wholesale Risk Management and Head of Treasury and Corporate Development. He retired from JPMorgan in mid-2014.

The Commercial Banking Vice Chairman position at Citizens had been held by Robert Matthews through December 2014, when Mr. Matthews tragically passed away. Bob Rubino, Head of Corporate Finance and Capital Markets, and Steve Woods, Head of Corporate Banking, have served as interim co-heads of Commercial Banking and will continue to do so until McCree’s arrival in September.

Van Saun commented, “I am delighted to have someone of Don’s stature and caliber join the Citizens management team to lead Citizens Commercial Banking through its next growth phase. Robert, Bob and Steve have done a terrific job of putting an excellent foundation in place, and I am confident that Don can help take us take it to the next level. Our success as a company rests on our ability to attract great people, and the hiring of Don for this role following our recent hiring of Eric Aboaf as CFO demonstrates our capacity to do that.”

Don McCree stated, “I am very pleased to join Bruce and the leadership team at Citizens as they work towards building a top-performing regional bank. It is a great platform, and I am excited by this opportunity to drive the business forward.”

Donald H. McCree - Biography

Donald H. McCree is joining Citizens Financial Group in September 2015 as Vice Chairman and Head of Commercial Banking. McCree comes to Citizens following his mid-2014 retirement from JPMorgan Chase, where he held a number of senior leadership roles over 31 years at JPMorgan and its predecessor companies. Most recently he was Head of Corporate Banking and CEO of Global Treasury Services, with responsibility for providing relationship banking services to commercial clients as well as innovative treasury and trade finance solutions to small businesses, multinational corporations, financial services firms and government entities worldwide.

Prior to that, McCree led and transformed a variety of large, complex businesses and functions in roles including Head of Global Credit Markets, North American Co-Head of Fixed Income and Head of Wholesale Risk Management. He also served as Head of Treasury and Corporate Development, a key role in JP Morgan’s finance organization. He was based in London for several years earlier in his career, where he served as European Co-Head of Investment Banking and Head of European and Asian Syndicated Finance.

Active in the community, McCree serves on several charitable boards. He is a graduate of the University of Vermont, and he sits on the UVM board of trustees and on the UVM Foundation board of directors.

About Citizens Financial Group, Inc.

Citizens Financial Group Inc. is one of the nation’s oldest and largest financial institutions, with $132.9 billion in assets as of December 31, 2014. Headquartered in Providence, Rhode Island, the company offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Consumer Banking helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in selective markets nationwide. Citizens Commercial Banking offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates via subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

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